Contact:
Sara Buda Lionbridge (781) 434-6190 sara.buda@lionbridge.com	Jason King Lois Paul & Partners (781) 782-5793 jason_king@lpp.com

LIONBRIDGE ANNOUNCES SHARE REPURCHASE PROGRAM

WALTHAM, Mass. September 26, 2007- Lionbridge (Nasdaq: LIOX) today announced that its Board of Directors has authorized management to repurchase, with its discretion, up to $12 million of the Company’s common stock.

“Today’s announcement regarding our share-repurchase program underscores our financial strength and our commitment to increase shareholder value,” said Rory Cowan, chief executive officer. “With a market leadership position in a growing industry, a top tier, recurring customer base and improving business fundamentals, we believe Lionbridge is well positioned to take advantage of market opportunities and increase shareholder value.”

The Company’s share repurchases will be made on the open market, through block trades or otherwise. The amount of shares purchased and the timing of the purchases will be based on working capital requirements, general business conditions and other factors, including alternative investment opportunities and imposed black-out periods during which the Company and its insiders are prohibited from trading in the Company’s common stock. The repurchases will be funded using the Company’s general working capital.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a leading provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains solution centers in 25 countries and provides services under the Lionbridge® and VeriTest® brands. To learn more, visit http://www.lionbridge.com.

# # #

Forward Looking Statements
Any statements in this press release regarding the Company’s intention to repurchase shares of its common stock from time to time under the repurchase program, the intended use of any repurchased common stock and the source of funding, including the words “may”, “believe” and “will” are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual events may differ materially from those indicated or suggested by such forward looking statements as a result of various important factors including, among others, the market price of the Company’s common stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, general economic condition, and other factors as identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).